Exhibit 3.2

(Stamp Tax)

MEMORANDUM OF ASSOCIATION

1.	Company name in English: KAMADA LTD

2.	The Objectives for which it was formed (List the main objectives)

A.	To develop, manufacture, market and sell pharmaceutical products, plasma and blood products, and to engage in all the activities associated with this activity.

B.	To found, manage and operate a factory for the development of pharmaceutical products, blood and plasma products, and to take all action required to do so.

C.	To decide and to do any activity which may or seems capable of bringing value to the company or benefit it directly or indirectly.

3.	The liability of the members is limited.

4.	The share capital of the Company shall be as determined in the Company's Articles of Association from time to time.

5.	A regular majority of members [shareholders] attending the meeting.

We, the undersigned, wish to incorporate into a company pursuant to this Memorandum of Association and agree each one to take the number of shares in the share capital of the Company as listed alongside our names.

Names of Signatories (Identity card no. Address and Title)	Shares	Signature

RAD Chemicals Ltd	650	(stamp)
Kiryat Weitzmann Rehovot 51-104260-8

Kama Pharm (Limited Partnership)	350	(stamp)
Kibbutz Beit Kama Mobile Post the Negev

Total number of shares taken	1000

This day 12 of December 1990

Witness	to above signatures
Yoav	Mani, identity no 24154957

REGISTRAR OF COMPANIES AND PARTNERSHIPS

COPY FAITHFUL TO ORIGINAL

Date ________ ELISHA ZIDON
REGISTRAR OF COMPANIES AND PARTNERSHIPS